Exhibit 99.3

ITW NEWS RELEASE

      ITW Announces Board Approval of Share Repurchase Program; Company to Buy Back Up to 31 Million Shares or Approximately 10 Percent of Current Shares Outstanding

        GLENVIEW, ILLINOIS—(April 20, 2004)—Illinois Tool Works Inc. (NYSE:ITW) today announced that its Board of Directors authorized a stock repurchase program, which provides for the Company to buy back up to 31 million shares, or nearly 10 percent of its current shares outstanding. The Company had approximately 310 million shares outstanding at the end of March 2004.

        As a result of the board resolution, the Company intends to use much of its strong cash position—approximately $1.7 billion—to acquire 21 million shares over the next year through open market and private transactions. The remaining 10 million shares would be repurchased only if future conditions such as cash balances, interest rates and stock valuations proved to be attractive. The stock repurchase program may be modified, suspended, extended or terminated by the Company at any time without prior notice.

        “We view ITW’s first-ever stock repurchase program as an attractive way to return a significant amount of our cash to shareholders,” said W. James Farrell, Chairman and Chief Executive Officer. “Looking to the future, we strongly believe that we will have ample free cash flow and debt capacity to fund our long-term earnings per share growth target of 12 percent to 18 percent. Our ability to generate free cash will continue to enable us to grow our base businesses, implement 80/20 related restructuring activities and fund our North American and internationally based acquisitions.”

        The Company will discuss this share repurchase program today as part of its First Quarter 2004 earnings conference call that will be held at 1 p.m. central time. Participants can access the share repurchase and first quarter 2004 earnings information via the Company’s synchronized slide show accompanying its audio webcast at www.itw.com or through a teleconference by dialing 630-395-0017.

        The statements regarding the availability of the Company’s free cash flow and debt capacity, as well as its long-term earnings per share growth target, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially for those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-K for full-year 2003.

        ITW is a $10.0 billion diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 625 decentralized operations in 44 countries and employs some 47,500 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com